Exhibit 10.75
SEPARATION AND RELEASE AGREEMENT
1.PARTIES:
The parties to this Separation and Release Agreement (“Agreement”) are Core Natural Resources, Inc. (“Core”) and Paul Lang (“Employee”).

2.EFFECTIVE DATE:
The “Effective Date” of this Agreement shall be the eighth day after Employee executes this Agreement, provided Employee does not rescind such execution pursuant to Section 8(e)(vi) below.
3.RECITALS:
a.Arch Resources, Inc. (“Arch”), a predecessor to Core, and Employee have previously entered into that certain letter agreement, acknowledged and accepted as of April 30, 2020 (the “Letter Agreement”).
b.Employee was employed by Core as Chief Executive Officer following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated August 20, 2024, by and among CONSOL Energy Inc. (“CONSOL”), Mountain Range Merger Sub Inc. and Arch (the “Merger Agreement”), pursuant to which Core was the surviving company. The Closing (as defined in the Merger Agreement) constituted a “Change in Control” under the Letter Agreement.
c.Core and Employee (the “Parties”) mutually agree that in return for execution of this Agreement and the covenants contained herein, Employee shall be provided certain separation payments and benefits in accordance with the Letter Agreement.
d.It is the intent of the Parties to fully and finally resolve any and all issues between them with respect to Employee’s employment with Core, the termination of such employment, or otherwise. Neither of the Parties, by entering into this Agreement, admits any wrongdoing or liability whatsoever.
e.In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
4.SEPARATION:
a.Employee’s employment with Core has been terminated as of [October 6], 2025 (“Separation Date”).
b.Employee has received all wages and benefits (including without limitation, all accrued but unused vacation or paid time off, as well as reimbursement for all reimbursable expenses incurred by Employee in connection with Employee’s employment), accruing through the Separation Date, less applicable withholding and deductions. By signing below, Employee acknowledges that, with the payments and benefits set forth in this Section 4(b), Employee has received all payments and benefits due in connection with Employee’s employment, and Core does not owe

Employee any additional payments or benefits, except as provided below, subject to the terms hereof.
5.CONSIDERATION:
a.Employee shall receive a payment of $8,074,361.45, which includes a payment for COBRA and life insurance (the “Cash Severance Payment”), which shall be in full satisfaction of Section D(3)(a) and Sections D(3)(b)(i), (ii), (iv), (v), (vi), (vii), and (ix) of the Letter Agreement. The Cash Severance Payment will be paid in a lump sum, less applicable deductions and withholdings, payable through Core’s normal payroll practices no later than ten (10) days following the Effective Date.
b.In full satisfaction of Sections D(3)(b)(iii) and (viii) of the Letter Agreement, all time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) in Core held by Employee are eligible for vesting in accordance with the applicable award agreements (the “Award Agreements”) and shall be settled, along with any related dividend equivalents, in accordance with the terms thereof for a termination of employment due to “Normal Retirement” (as defined in the applicable Award Agreement); provided, that, the tax withholding obligation for Employee’s RSUs shall be satisfied by withholding shares of Core’s common stock otherwise issuable in respect of the RSUs up to the maximum applicable withholding tax rate for federal (including FICA), state, and local tax liabilities based on the Fair Market Value (as defined in Core’s equity plan and determined on the day when the tax withholding is required to be made) of the shares, and such settlement of Employee’s PSUs shall be made in the form of cash paid in a lump sum, less applicable deductions and withholdings, payable through Core’s normal payroll practices no later than sixty (60) days following the Separation Date, equal to (i) the number of underlying shares that would have otherwise been settled pursuant to such PSUs as a result of this Section 5(b), assuming target performance for the PSUs, multiplied by (ii) $88.45 (the closing price of Core’s common stock on October 6, 2025).
c.In addition, Employee is entitled to relocation benefits that are no less favorable than the amounts of the Tier 1 relocation benefits described in Arch’s Employee Relocation Guide as of the Closing in connection with Employee’s relocation from his residence in Pennsylvania to the location of his choice within the continental United States upon the termination of his employment as described herein. Core will reimburse Employee for the full costs of such relocation benefits as soon as reasonably practicable following Employee’s relevant relocation but in no event later than December 31, 2026.
d.Except as provided in this Agreement, the Letter Agreement or as required by the terms of a Core-sponsored employee benefit plan in which Employee is participating on the Separation Date, no payment, compensation, leave time, or other benefits will be furnished or paid to Employee. Except as specifically provided for in this Agreement or the terms of the applicable benefit plan, as of the Separation Date, Employee will cease to be eligible to participate under, or be covered by, any compensation or employee benefit plan and has no rights under any of those plans.

6.CONSULTING SERVICES:
Employee agrees to provide reasonable transitional consulting services (the “Consulting Services”) to Core as may be reasonably requested by Core from time to time during the period commencing immediately after the Separation Date and ending on December 31, 2025 (the “Consulting Period”). During the Consulting Period, Employee shall be paid $83,333 per month, prorated for October, payable in arrears in accordance with Core’s regular payment practices for Core consultants. Either Core or Employee may terminate the Consulting Services at any time. For the avoidance of doubt, the Parties intend for Employee to incur a “separation from service” within the meaning of Section 409A (as defined below) as of the Separation Date. It is hereby expressly understood and agreed by Core and Employee that Employee shall be an independent contractor (and not an employee) during the Consulting Period and Employee shall receive no Core-sponsored benefits from Core or its affiliates either as an independent contractor or employee during the Consulting Period with respect to the Consulting Services.
7.RELEASE OF CLAIMS:
a.Employee, for Employee and Employee’s executors, administrators, heirs and assigns, hereby releases and forever discharges Core, Arch, and CONSOL and their parents, subsidiaries, affiliates, successors, predecessors, assigns, members, officers, directors, managers, shareholders, partners, members, employees, agents, attorneys, insurers, and representatives, each in their respective capacities as such (collectively, the “Released Parties”), from any and all manner of action or actions, claims, demands, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, damages, loss, cost or expense, and rights, of any nature whatsoever, known or unknown, fixed or contingent (including any and all claims or demands for attorneys’ fees and costs), which have arisen or may have arisen from Employee’s employment with Core, or by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the date Employee executes this Agreement. Employee specifically releases and discharges Core and the Released Parties from any and all claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, the Mine Safety and Health Act, the Missouri Human Rights Act, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, or any similar state law (and any amendments to any of the foregoing), as well as any other foreign, federal, state, or local statutes, regulations, ordinance, constitution, order or common law (whether sounding in contract or tort) regarding or related to employment, termination of employment, wrongful discharge, employment discrimination or harassment, retaliation, leaves of absence, equal opportunity, wage and hour, payment of wages or other compensation of any kind, any employment or other agreement with Core, any policies or procedures of Core, or any other term or condition of employment. Employee specifically understands Employee is releasing claims based on age, race, color, sex, sexual orientation, gender identity or expression, marital status, religion, national origin, citizenship, military or veteran’s status, disability, genetic characteristic, and all other legally protected categories. Notwithstanding the foregoing, Employee does not waive or release any rights or claims as to benefits under any Core employee benefit plan nor any claim to which Employee may have under the Letter Agreement.
b.Notwithstanding the generality of the foregoing, Employee does not release any claims that cannot be released as a matter of law including, without limitation, (i) Employee’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) Employee’s right to file claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of Core; (iii) Employee’s right to file a charge with the Equal Employment Opportunity Commission, National Labor Relations Board, Mine Safety and Health Administration, Securities and Exchange Commission, or other federal, state or local administrative agency charged with enforcement of any law, or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Employee hereby releases Employee’s right to receive damages in any such proceeding brought by Employee or on Employee’s behalf; (iv) Employee’s right to communicate directly with the Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (v) Employee’s right to make any disclosure that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of Core to exercise any of the foregoing rights. Further, for the avoidance of doubt, nothing herein shall restrict Employee from challenging the knowing and voluntary nature of this Agreement under the ADEA, as amended by the OWBPA, before a court of competent jurisdiction or the EEOC; provided, nothing herein shall limit such court’s or the EEOC’s ability to offset any money awarded to Employee upon such a challenge by the amount of consideration received under this Agreement under Section 5 above. Further, nothing in this Agreement prohibits Employee from seeking or obtaining a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.
c.To the fullest extent permitted by law, Employee represents and affirms (i) Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against Core or any Released Party; and (ii) Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law.
d.Employee shall not, after the Effective Date of this Agreement, commence any adversarial action, lawsuit, or other legal proceeding against Core or the Released Parties, whether relating to Employee’s employment with Core, the termination of such employment, or otherwise, arising out of events which have occurred or may have occurred prior to the date of Employee’s execution of this Agreement except for any claims expressly excluded from this release in Sections 7(a-b) herein or otherwise to enforce claims or recoveries under the Letter Agreement.
8.EMPLOYEE OBLIGATIONS AND COVENANTS:
a.Employee acknowledges and agrees that Employee remains bound by, and Employee agrees to comply with, the post-termination covenants set forth in the Letter Agreement, which includes without limitation non-competition covenants, non-solicitation covenants, and covenants restricting the disclosure and use of Confidential Information (as defined therein), all of which are incorporated herein by reference and made a part of this Agreement. The foregoing covenants incorporated and/or set forth in this Section 8(a), are collectively referred to as the “Restrictive Covenants.”
b.Employee acknowledges that in the course of employment with Core, Employee has or may have received confidential information concerning Core and its business. Employee shall keep such information confidential and shall not disclose such information to any third party without the prior written consent of Core. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from (with or without prior notice to Core): (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Core’s designated legal, compliance or human resources personnel; (iii) reporting, filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
c.Employee warrants that Employee has returned to Core all company property in Employee’s possession (other than any property that Core has specifically permitted Employee to keep following the Separation Date), including without limitation, any cell phone, laptop computer or tablet.
d.Employee understands and agrees the payments, benefits and agreements provided in this Agreement are being provided to Employee in consideration for Employee’s acceptance and execution of, and in reliance upon, Employee’s representations in this Agreement, and they are greater than the payments, benefits and agreements, if any, to which Employee would have received if Employee had not executed this Agreement.
e.Employee acknowledges each and every of the following statements:
i.Employee enters into this Agreement knowingly and voluntarily, and not under duress or coercion of any kind;

ii.Employee has read this Agreement and understands each of its terms;
iii.By entering into this Agreement, Employee is receiving a benefit to which Employee is not already entitled;
iv.Employee is hereby advised by Core to consult with an attorney prior to signing this Agreement, and if Employee fails to consult with an attorney, such failure is Employee’s own choice;
v.Employee has been given at least 21 days to consider this Agreement before signing it; and in the event Employee elects to sign this Agreement before the expiration of the 21-day period, Employee does so knowingly and voluntarily, and having had a full and fair opportunity to review and consider its terms; and
vi.This Agreement may be revoked by Employee within seven (7) days after Employee’s execution and this Agreement shall not become effective until the expiration of such seven (7) day revocation period. Any revocation must be submitted, in writing, to Core, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered, emailed or mailed to Core Natural Resources, Inc. Attn: Rosemary L. Klein, Senior Vice President, Chief Legal Officer & Corporate Secretary (RosemaryKlein@coreresources.com), 275 Technology Drive, Suite 101, Canonsburg, PA 15317 and hand-delivered, emailed or postmarked within seven (7) calendar days of Employee’s execution of this Agreement. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and Core will have no obligations hereunder.
9.MISCELLANEOUS:
a.Notwithstanding anything in this Agreement to the contrary, any compensation payable under this Agreement that is designated as payable upon Employee’s termination of employment will be payable only upon Employee’s “separation from service” with Core within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). Employee’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. In addition, unless otherwise required by applicable law, no clawback policy of Core shall apply to you other than any clawback policies of Core in effect as of the date of this Agreement.
b.This Agreement shall bind and benefit the heirs, personal representatives, administrators, successors, and assigns of the Parties hereto.
c.This Agreement and the obligations of the Parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Missouri, without giving effect to any conflict of law principles that would result in the application of any law other than the law of the State of Missouri.
d.Any controversy or claim arising out of or relating to this Agreement or the Letter Agreement or the breach of either, shall be settled exclusively by arbitration in accordance with the Center for Public Resources’ Model ADR Procedures and Practices. Notwithstanding anything to the contrary, Section F(4)(“Arbitration”) of the Letter Agreement and any other relevant provision of such agreement shall continue to remain in full force and effect.
e.This Agreement and the Letter Agreement, together with any confidentiality agreements previously signed by Employee, constitute the entire agreement between the Parties and supersedes all prior representations, understandings, and agreements of the Parties with respect thereto. Any waiver or amendment of any provisions of this Agreement shall be effective only if in writing signed by the Parties hereto. If any part or provision of this Agreement is held to be invalid or unenforceable, such invalid or unenforceable part of this Agreement shall be judicially modified to provide for the greatest protection to Core that is permitted by applicable law, and the remaining parts and provisions of this Agreement shall not be affected in any way.
INTENDING TO BE LEGALLY BOUND BY THIS AGREEMENT, THE PARTIES HAVE PROVIDED THEIR SIGNATURES ON THE DATES INDICATED BELOW.

Employee                    Core Natural Resources, Inc.

                             By:

Printed Name                    Printed Name

                        Title

Date                        Date